Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Judith H. Henkels, Precis, Inc.	Peter Seltzberg, Cameron Associates
Chief Executive Officer	Vice President
Telephone: 972-522-2000	Telephone: 212-245-8800 x205
Email: jhenkels@precis-pcis.com	Email: peter@cameronassoc.com

Precis, Inc. Announces Management Change

GRAND PRAIRIE, TX, June 17, 2004—Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today that Dino Eliopoulos, its Chief Financial Officer, has resigned from the company.  His resignation will be effective July 23, 2004.

Mr. Eliopoulos has been offered a position in a private entity backed by a well-established venture capital firm.

Judith Henkels, Chairman, CEO, and President commented, “We are grateful for Dino’s extensive commitment and achievements in building the business here at Precis, and we wish him great success in the next phase of his career.  Although we are disappointed to lose his services, we fully understand the exciting opportunity before him.”  Henkels added, “We are pleased to announce also that Dino has agreed to remain on board with us to both evaluate new candidates and contribute to a seamless transition of his responsibilities.  We are optimistic that we will find and announce a highly qualified successor as soon as possible.”

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.  The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements.  For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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